EXHIBIT 99.1

                            Press Release of Registrant Dated September 28, 2001

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          LIGHTPATH TECHNOLOGIES INC. REPORTS ON PROJECTED RESULTS FOR
         THE FIRST QUARTER OF FISCAL 2002 AND SCHEDULES CONFERENCE CALL

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                              FOR IMMEDIATE RELEASE

(SEPTEMBER 28, 2001)  Albuquerque,  NM. LightPath  Technologies,  Inc.  (NASDAQ:
LPTH), manufacturer and integrator of families of high performance fiber optic components for the telecom industry, today announced that sales for the first operating quarter will be approximately $3.4 million. This level is a slight improvement over the same period for last fiscal year but less than the immediately preceding quarter. Due to continued cost and expense containment actions and asset management initiatives, the Company's cash loss from operations is expected to remain at the projected levels discussed in the Company's previous quarterly conference call.

Don Lawson, President and Chief Executive Officer of LightPath, stated, "While we have worked closely with our customers to manage excess inventory levels as well as focus with them on next generation products, due to economic conditions we expect robust business volumes over the near term to be a challenge. Our work on next generation systems has led to recent design wins and corresponding orders of $2 million with two new customers, but overall spending levels are currently restrained. Our backlog of $16 million is down slightly from our June 30, 2001 level, as the upturn in optical components may take longer than previously anticipated. The Company will continue to be opportunistic through this downturn to better align itself to support the needs of both existing and potential customers around the world."

"We have implemented and will continue to implement various levels of cost reductions in order to manage our cash and be in the best possible position when spending levels return, to continue to leverage the automated platforms and optical process solutions we have developed. The Company's cash position was approximately $25 million at the end of September 2001. As our revenue expectations have declined, we have been implementing plans to reduce expenses. The result is that we have in place a cost structure that in future quarters would yield positive operational cash flow at a revenue level of about $11 million. The Company previously achieved this revenue level just two quarters ago, but reported a $1.5 million cash operating loss. Today, as a result of expense reductions and manufacturing efficiency gains, the Company would be operational cash flow positive at the same quarterly revenue. This assumes that we will maintain gross margins at the 40% level and research and development expenses at approximately 15% of sales, which includes continued investment in the Company's matrix switch component project."

Mr. Lawson continued, "Over the past year, the Company has demonstrated high volume capability and has continued to move into higher levels of component integration. We have also managed our product mix and its impact on gross margins by discontinuing unprofitable products during the first quarter. We have

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implemented  processes  built around  automated  platforms that are resulting in significant yield improvements that we believe are unmatched in the photonics industry. It has also been very promising that we have been able to maintain robust design activity throughout most of this downturn. We attribute this to the reliability of our products that resulted in the completion of full Telcordia qualifications and the fact that our balance sheet is strong, both of which mean a great deal to our customers. It is our belief that the photonics industry will begin to mature as the industry moves out of this downturn and that there will be less focus on rapid capacity expansion and more focus on manufacturing and process issues. Specifically, we believe attention will shift to the implementation of highly automated manufacturing processes and yield improvements. Continuing forward, we will organize ourselves to best leverage our enabling technologies to be an active participant in the re-make of the worldwide photonics business model."

LightPath will formally announce its first quarter fiscal 2002 financial results before the market opens on October 25, 2001, followed by a conference call at 8:00 a.m. MDT or 10:00 a.m. EDT.

CONFERENCE CALL:

A live webcast of the conference call on October 25, 2001 at 8:00 a.m. MDT, will be accessible to the public at the Company's web site, For Our Investors, at www.lightpath.com. A replay of the webcast will be available after the conclusion of the call on the Investors section of our web site for ninety days.

LightPath manufactures proprietary collimator assemblies, GRADIUM(R) glass products and other optical telecommunications products at its headquarters in Albuquerque. The Company's subsidiaries, Horizon Photonics and Geltech, manufacture isolator products utilizing proprietary automation technology in Walnut, California, and precision molded aspherical optics used in the active telecom components market in Orlando, Florida. Additionally, Geltech has a unique and proprietary line of all-glass diffraction gratings (StableSil(R)) for telecom applications as well as a product family of Sol-Gel based waveguides. The Company also has an office in Warren, New Jersey for the purpose of developing various optical switch products. The Company has 49 U.S. patents, plus 5 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 29 patents with 15 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:           Donald E. Lawson, President & CEO of LightPath
                    Donna Bogue, CFO of LightPath
                    LightPath Technologies, Inc. (505) 342-1100
                    Internet:  www.lightpath.com

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.


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